Explanation of Responses

(1)
As reflected in the Schedule 13D filed by Innoviva, Inc. (the "Reporting Person") with the U.S. Securities and Exchange Commission on April 23, 2020 (the "Schedule 13D"), in connection with an initial closing that occurred on April 22, 2020 pursuant to a securities purchase agreement, dated as of April 12, 2020 (the "Purchase Agreement" and, such closing, the "Initial Closing"), by and between Entasis Therapeutics Holdings Inc. (the "Issuer") and the Reporting Person, the Reporting Person acquired 1,322,510 shares of common stock of the Issuer ("Shares") and warrants to purchase an additional 1,322,510 Shares ("Warrants"). As reflected in the Amendment No. 1 to Schedule 13D filed by the Reporting Person with the U.S. Securities and Exchange Commission on June 11, 2020 (the "Amendment"), in connection with a second closing that occurred on June 11, 2020 pursuant to the Purchase Agreement (such closing, the "Second Closing"), the Reporting Person acquired an additional 12,677,490 Shares and Warrants to purchase an additional 12,677,490 Shares as set forth in this Form 4. As a result of the Second Closing, the Reporting Person beneficially owns 28,000,000 Shares. The Schedule 13D and Amendment filed by the Reporting Person are each incorporated by reference in this Form 4; any description herein of the Schedule 13D or the Amendment is qualified in its entirety by reference to the Schedule 13D and Amendment so filed by the Reporting Person.